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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 8-K/A


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                        SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of Earliest Event Reported) August 15, 1997

                           -------------------------


                           HOST MARRIOTT CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



                                    Delaware
               (State or Other Jurisdiction of Incorporation)

       1-5664                                       53-0085950
(Commission File Number)               (I.R.S. Employer Identification Number)


                 10400 Fernwood Road, Bethesda, Maryland 20817
              (Address of Principal Executive Offices) (Zip Code)

                          ----------------------------

       Registrant's Telephone Number, Including Area Code (301) 380-9000
         (Former Name or Former Address, if changed since last report.)

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
                                    FORM 8-K/A

ITEM 2.  ACQUISITIONS OR DISPOSITIONS OF ASSETS

The Registrant hereby amends its Current Report on Form 8-K dated August 15, 1997 by filing financial statements of an acquired business, Manhattan Beach Hotel Partners, L.P., and certain pro forma financial information for Host Marriott Corporation.

Certain matters discussed within this Form 8-K/A are forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of Host Marriott to be different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although Host Marriott believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. These risks are detailed from time-to-time in the company's filings with the Securities and Exchange Commission.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial  Statements of Manhattan Beach Hotel Partners, L.P.:

                                                                            Page
                                                                            ----
          Report of Independent Accountants                                   3
          Balance Sheets as of December 31, 1996 and 1995                     4
          Statements of Operations for the years ended
            December 31, 1996, 1995 and 1994                                  5
          Statements of Partners' Capital (Deficit) for the
            years ended December 31, 1996, 1995 and 1994                      6
          Statements of Cash Flows for the years ended
            December 31, 1996, 1995 and 1994                                  7
          Notes to the Financial Statements                                   8


          Balance Sheets as of June 30, 1997 (unaudited)                     13
          Statements of Operations for the three and six months
            ended June 30, 1997 and 1996 (unaudited)                         14
          Statement of Partners' Capital (Deficit) for the six
            months ended June 30, 1997 (unaudited)                           15
          Statements of Cash Flows for the six months
            ended June 30, 1997 and 1996 unaudited)                          16
          Notes to the Financial Statements (unaudited)                      17

     (b) Pro Forma financial information of the Registrant reflecting the acquisition of Manhattan Beach Hotel Partners, L.P. as of and for the twenty-four weeks ended June 20, 1997 and for the fiscal year ended January 3, 1997 (unaudited):

                                                                            Page
                                                                            ----
         Pro Forma Condensed Consolidated Financial Data                     18
         Pro Forma Condensed Consolidated Balance Sheet as of
           June 20, 1997                                                     20
         Pro Forma Condensed Consolidated Statement of Operations
           for the twenty-four weeks ended June 20, 1997                     21
         Pro Forma Condensed Consolidated Statement of Operation
           for the fiscal year ended January 3, 1997                         22
         Notes to Pro Forma Condensed Consolidated Financial Data            23

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   HOST MARRIOTT CORPORATION

                                   By:  /s/ Donald D. Olinger
                                        --------------------------------
                                        Donald D. Olinger
                                        Senior Vice President and
                                        Corporate Controller

 Date: October 23, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Manhattan Beach Hotel Partners, L.P.:

We have audited the accompanying balance sheets of Manhattan Beach Hotel Partners, L.P. (formerly Shearson California Radisson Plaza Partners, L.P.), a Delaware limited partnership, as of December 31, 1996 and 1995, and the related statements of operations, partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Manhattan Beach Hotel Partners, L.P. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Hartford, Connecticut
March 14, 1997

                      Manhattan Beach Hotel Partners, L.P.
                                 Balance Sheets

                                                                           At December 31,            At December 31,
                                                                                1996                        1995
                                                                           ---------------            ---------------
Assets

Property held for disposition (note 2)                                     $  36,800,000              $          --
Real estate, at cost (note 2):
     Building                                                                         --                 47,975,974
     Furniture, fixtures and equipment                                                --                  2,623,827
     Leasehold improvements                                                           --                  3,333,141
                                                                           -------------              -------------
                                                                                      --                 53,932,942
     Less accumulated depreciation and amortization                                   --                (11,006,481)
                                                                           -------------              -------------
                                                                                      --                 42,926,461
Cash and cash equivalents                                                      2,100,400                  4,414,032
Restricted cash                                                                  413,229                    187,464
Accounts receivable                                                            1,386,303                    992,941
Prepaid and other assets                                                         382,225                    374,304
                                                                           -------------              -------------
     Total Assets                                                          $  41,082,157              $  48,895,202
                                                                           =============              =============

Liabilities and Partners' Capital

Liabilities:
   Accounts payable and accrued liabilities                                $   1,549,286              $   1,371,160
   Due to affiliates (note 4)                                                     63,495                  2,338,650
   Distribution payable                                                               --                  1,409,091
                                                                           -------------              -------------
     Total Liabilities                                                         1,612,781                  5,118,901
                                                                           -------------              -------------
Partners' Capital (Deficit):
   General Partner                                                            (1,634,727)                (1,591,658)
   Limited Partners (6,975,000 limited partnership units
    authorized, issued and outstanding)                                       41,104,103                 45,367,959
                                                                           -------------              -------------
     Total Partners' Capital                                                  39,469,376                 43,776,301
                                                                           -------------              -------------
     Total Liabilities and Partners' Capital                               $  41,082,157              $  48,895,202
                                                                           =============              =============

              See accompanying notes to the financial statements.

                     Manhattan Beach Hotel Properties, L.P.
                            Statements of Operations
              For the Years Ended December 31, 1996, 1995 and 1994


                                                                        1996             1995             1994
                                                                  --------------    -------------     -------------
Hotel Revenues:
Rooms                                                             $    9,920,606    $   8,860,793     $   8,301,912
Food and beverage                                                      4,811,899        4,256,995         4,250,324
Telephone                                                                644,751          599,598           485,629
Other                                                                    217,615          118,510           148,947
                                                                  --------------    -------------     -------------
     Total Revenues                                                   15,594,871       13,835,896        13,186,812
                                                                  --------------    -------------     -------------
Departmental Expenses:
Rooms                                                                  2,764,245        2,399,499         2,356,431
Food and beverage                                                      3,889,952        3,458,417         3,494,320
Telephone                                                                348,964          319,083           314,893
Other                                                                     47,233           40,762            35,717
                                                                  --------------    -------------     -------------
     Total Expenses                                                    7,050,394        6,217,761         6,201,361
                                                                  --------------    -------------     -------------
     Departmental Income                                               8,544,477        7,618,135         6,985,451
                                                                  --------------    -------------     -------------
Unallocated Partnership and Hotel Operating Expenses:
Advertising and sales                                                    614,194          549,649           596,360
General and administrative:
     Hotel and other                                                   2,393,998        2,034,318         1,875,222
     Partnership                                                         477,745          504,314           455,690
Utilities and maintenance                                              1,161,191        1,151,196         1,184,477
Ground rent (note 5)                                                     735,756          655,948           623,457
Management fees (note 6)                                                 501,197          424,773           304,261
Property taxes                                                           396,729          393,194           417,494
Operating leases                                                          84,879          115,380           150,645
Depreciation and amortization                                          1,836,560        1,735,741         1,680,272
Loss on write-down of real estate                                      4,797,429               --                --
                                                                  --------------    -------------     -------------
                                                                      12,999,678        7,564,513         7,287,878
                                                                  --------------    -------------     -------------
     Operating Income (Loss)                                          (4,455,201)          53,622          (302,427)
                                                                  --------------    -------------     -------------
Other Income:
Interest income                                                          141,461          173,031            54,435
Other income, net                                                          6,815            5,573             2,980
                                                                  --------------    -------------     -------------
                                                                         148,276          178,604            57,415
                                                                  --------------    -------------     -------------
    Net Income (Loss)                                             $   (4,306,925)   $     232,226     $    (245,012)
                                                                  ==============     =============     =============
Net Income (Loss) Allocated:
To the General Partner                                            $      (43,069)   $     232,226     $     (36,752)
To the Limited Partners                                               (4,263,856)              --          (208,260)
                                                                  --------------    -------------     -------------
                                                                  $   (4,306,925)   $     232,226     $    (245,012)
                                                                  ==============    =============     =============
Net Income (Loss):
Per limited partnership unit
    (6,975,000 outstanding)                                       $         (.61)   $          --      $        (.03)
                                                                  ==============    =============      =============

              See accompanying notes to the financial statements.

                     Manhattan Beach Hotel Partners, L.P.
                   Statements of Partners' Capital (Deficit)
              For the years ended December 31, 1996, 1995 and 1994

                                                                 General            Limited
                                                                 Partner            Partners             Total
                                                             ---------------     ---------------    ----------------
Balance at December 31, 1993                                 $   (1,773,041)     $   46,971,219     $    45,198,178
Net loss                                                            (36,752)           (208,260)           (245,012)
                                                             --------------      --------------     ---------------
Balance at December 31, 1994                                     (1,809,793)         46,762,959          44,953,166
Net income                                                          232,226                  --             232,226
Distributions                                                       (14,091)         (1,395,000)         (1,409,091)
                                                             --------------      --------------     ---------------
Balance at December 31, 1995                                     (1,591,658)         45,367,959          43,776,301
Net loss                                                            (43,069)         (4,263,856)         (4,306,925)
                                                             --------------      --------------     ---------------
Balance at December 31, 1996                                 $   (1,634,727)     $   41,104,103     $    39,469,376
                                                             ==============      ==============     ===============

              See accompanying notes to the financial statements.

                      Manhattan Beach Hotel Partners, L.P.
                            Statements of Cash Flows
              For the Years Ended December 31, 1996, 1995 and 1994

                                                                       1996              1995              1994
                                                                  --------------    -------------     -------------
Cash Flows From Operating Activities:

Net income (loss)                                                 $   (4,306,925)   $     232,226     $    (245,012)
Adjustments to reconcile net income (loss) to net cash
provided by (used for) operating activities:
   Depreciation and amortization                                       1,836,560        1,735,741         1,680,272
   Loss on write-down of real estate                                   4,797,429               --                --
   Increase (decrease) in cash arising from changes
   in operating assets and liabilities:
     Fundings of restricted cash                                        (733,293)        (568,309)         (547,865)
     Accounts receivable                                                (393,362)         (86,220)         (340,776)
     Prepaid and other assets                                             (7,921)           6,771           (39,332)
     Accounts payable and accrued liabilities                            178,126           46,778          (319,191)
     Due to affiliates                                                (2,275,155)         249,867           249,954
                                                                  --------------    -------------      ------------
Net cash provided by (used for) operating activities                    (904,541)       1,616,854           438,050
                                                                  --------------    -------------      ------------
Cash Flows From Investing Activities:

Proceeds from restricted cash                                            507,528          651,334           277,376
Additions to real estate                                                (507,528)        (651,334)         (101,658)
                                                                  --------------    -------------      ------------
Net cash provided by investing activities                                     --               --           175,718
                                                                  --------------    -------------      ------------
Cash Flows From Financing Activities:

Distributions                                                         (1,409,091)              --                --
                                                                  --------------    -------------      ------------
Net cash used for financing activities                                (1,409,091)              --                --
                                                                  --------------    -------------      ------------
Net increase (decrease) in cash and cash equivalents                  (2,313,632)       1,616,854           613,768
Cash and cash equivalents, beginning of period                         4,414,032        2,797,178         2,183,410
                                                                  --------------    -------------      ------------
Cash and cash equivalents, end of period                          $    2,100,400    $   4,414,032     $   2,797,178
                                                                  ==============    =============     =============

              See accompanying notes to the financial statements.

                      Manhattan Beach Hotel Partners, L.P.
                       Notes to the Financial Statements
                        December 31, 1996, 1995 and 1994

1. ORGANIZATION

Manhattan Beach Hotel Partners, L.P. (the "Partnership"), formerly Shearson California Radisson Plaza Partners, L.P. (see below), a Delaware limited partnership, was organized on September 8, 1987 under the laws of the State of Delaware for the purpose of acquiring, owning, leasing or operating, and eventually selling the Radisson Plaza Hotel and Golf Course (the "Property" or the "Hotel"). The Partnership purchased the Property on December 1, 1987 for $56,500,000. The Partnership will terminate on December 31, 2037, or earlier, in accordance with the terms of the Partnership Agreement.

The general partner of the Partnership is Manhattan Beach Commercial Properties III, Inc., (the "General Partner"), formerly Shearson Lehman Commercial Properties III, Inc. (see below), a Delaware corporation and a wholly-owned subsidiary of DA Group Holdings, Inc. (the "Group"), formerly Shearson Lehman Brothers Group Inc. The original limited partner of the Partnership was Shearson Lehman Commercial Properties Depositary III, Inc. (the "Assignor Limited Partner"), a Delaware corporation and a wholly-owned subsidiary of the Group.

On July 31, 1993, Shearson Lehman Brothers Inc. ("Shearson") sold certain of its domestic retail brokerage and asset management businesses to Smith Barney, Harris Upham & Co. Incorporated ("Smith Barney"). Subsequent to the sale, Shearson changed its name to Lehman Brothers Inc. ("Lehman"). The transaction did not affect the ownership of the General Partner. However, the assets acquired by Smith Barney included the name "Shearson." Consequently, effective October 21, 1993, the Shearson Lehman Commercial Properties III, Inc. General Partner changed its name to Manhattan Beach Commercial Properties III, Inc., and effective December 2, 1993, the Partnership changed its name to Manhattan Beach Hotel Partners, L.P.

Prior to the admission of public investors as Limited Partners, the Partnership's losses were allocated 99% to the Assignor Limited Partner and 1% to the General Partner. Upon admission of public investors, the Assignor Limited Partner assigned its rights of ownership to the purchasers of Limited Partnership interests.

During the year ended December 31, 1988, the Partnership, on behalf of the Assignor Limited Partner, sold 6,975,000 depositary units representing gross capital contributions of $69,750,000. Net proceeds to the Partnership amounted to approximately $62,937,000 after deduction of offering costs and selling commissions. The proceeds of the public offering were utilized to pay off the promissory note secured by an all-inclusive deed of trust.

On February 13, 1996, based upon, among other things, the advice of legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, the General Partner adopted a resolution that states, among other things, if a Change of Control (as defined below) occurs, the General Partner may distribute the Partnership's cash balances not required for its ordinary course day-to-day operations. "Change of Control" means any purchase or offer to purchase more than 10% of the Units that is not approved in advance by the General Partner. In determining the amount of the distribution, the General Partner may take into account all material factors. In addition, the Partnership will not be obligated to make any distribution to any partner, and no partner will be entitled to receive any distribution, until the General Partner has declared the distribution and established a record date and distribution date for the distribution.

2. SIGNIFICANT ACCOUNTING POLICIES

PROPERTY HELD FOR DISPOSITION. Property held for disposition is carried at the lower of carrying value or fair market value less costs to sell. Effective December 31, 1996, real estate assets were reclassified as "Property held for disposition" and will no longer be depreciated. As further discussed in Note 5, the Partnership wrote down the net book value of the Hotel by $ 4,797,429 to its estimated fair market value less costs to sell.

REAL ESTATE INVESTMENTS. At December 31, 1995, real estate investments, which consisted of the Hotel building, furniture, fixtures and equipment, and leasehold estate, were recorded at cost less accumulated depreciation. Cost included the initial purchase price of the property plus closing costs, acquisition and legal fees and capital improvements. Depreciation of the real property was computed using the straight-line method based on the estimated useful life of 40 years. Depreciation of the personal property was computed using the straight-line method over an estimated useful life of five years. Improvements were amortized over the remaining life of the ground lease using the straight-line method.

When building and personal property are sold or otherwise disposed of, when required, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

ACCOUNTING FOR IMPAIRMENT. In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Partnership adopted FAS 121 in the fourth quarter of 1995.

INCOME TAXES. No income tax provision (benefit) has been recorded on the books of the Partnership, as the respective shares of taxable income (loss) are reportable by the partners on their individual tax returns.

For income tax purposes, the admission of Public Limited Partners on May 26, 1988 to the Partnership was treated as a deemed sale of the Assignor Limited Partner's interest in accordance with the provision of Section 708(b)(1)(B) of the Internal Revenue Code. The carrying values of the assets and related capital accounts have been increased by the Limited Partners' interest for tax purposes. There has been no readjustment of the carrying values of the assets for financial reporting purposes.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents consist of highly liquid short-term investments with maturities of three months or less from the date of issuance. The carrying amount approximates fair value because of the short maturity of these instruments.

RESTRICTED CASH. Restricted cash consists of funds escrowed by the Partnership for future hotel repairs and improvements.

CONCENTRATION OF CREDIT RISK. Financial instruments which potentially subject the Partnership to a concentration of credit risk principally consist of cash in excess of the financial institutions' insurance limits. The Partnership invests available cash with high credit quality financial institutions.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS. Certain prior year amounts have been reclassified in order to conform to the current year's presentation.

3. PARTNERSHIP AGREEMENT

Upon the admission of the Limited Partners, the following provisions of the Partnership Agreement became effective.

Under the terms of the Partnership Agreement, the Partnership's net cash flow from operations, as defined, will be distributed 99% to the Limited Partners and 1% to the General Partner until the sum of the amounts distributed equals the preferred return. The preferred return is a cumulative 12% return per annum of the Limited Partners' adjusted capital contribution, as defined, accruing on a cumulative but noncompounding basis. Thereafter, the Partnership's cash flow from operations will be distributed 85% to the Limited Partners and 15% to the General Partner.

In general, the Partnership Agreement provides that all income and gain will be allocated first to those partners with negative capital accounts, as defined, until no partner has a negative capital account; then 99% to the Limited Partners and 1% to the General Partner to the extent the Limited Partners' adjusted capital contributions exceed their capital accounts; then to the General Partner to the extent it has received a 15% distribution of net cash flow; then 99% to the Limited Partners and 1% to the General Partner until the Limited Partners have been allocated an amount equal to the preferred return, as defined; and then 85% to the Limited Partners and 15% to the General Partner. In general, losses will be allocated 85% to the Limited Partners and 15% to the General Partner until the sum of cumulative losses equals the sum of cumulative distributions, and then 99% to the Limited Partners and 1% to the General Partner.

Net proceeds from a sale or refinancing of the Partnership's assets will be distributed 99% to the Limited Partners and 1% to the General Partner until each Limited Partner has received an amount equal to any unpaid cumulative return and their unrecovered capital, as defined. Thereafter, such net proceeds will be distributed 99% to the Limited Partners and 1% to the General Partner until each Limited Partner's adjusted capital contribution equals zero. Any remaining net proceeds will be allocated and distributed 95% to the Limited Partners and 5% to the General Partner.

4. TRANSACTIONS WITH RELATED PARTIES

Under the Partnership Agreement, the General Partner is entitled to receive a management oversight fee of $250,000 per year to cover costs incurred and time expended by the General Partner in overseeing the operator of the Property to ensure that operations and management are being conducted in the best interests of the Partnership and in accordance with the ground lease and management contract. For the years ended December 31, 1996, 1995 and 1994, the General Partner earned oversight management fees in the amount of $250,000 per year. At December 31, 1996 and 1995, $62,500 and $1,750,000, respectively, were due to the General Partner for the performance of these services.

During 1989, certain legal and accounting fees were paid by the General Partner in connection with the restructuring of the lease (see Note 6). The costs have been deemed to be reimbursable by the Partnership. The total amount owed to the General Partner at December 31, 1996 and 1995 was $ 0 and $587,804, respectively.

Under the terms of the Partnership Agreement, the General Partner and its affiliates are entitled to be reimbursed for out-of-pocket expenses. Out-of-pocket expenses were $5,705, $7,455 and $7,373 for the years ended December 31, 1996, 1995 and 1994, respectively. As of December 31, 1996 and 1995, $995 and $846, respectively, remained unpaid.

Upon sale of the Property, the General Partner may receive a brokerage commission equal to 3% of the sales price less any amounts payable as commissions to unaffiliated third parties. However, any commission to the General Partner is subordinate to the Limited Partners' recovering 100% of their original investment.

CASH AND CASH EQUIVALENTS. Certain cash and cash equivalents were on deposit with an affiliate of the General Partner during a portion of 1996 and all of 1995. As of December 31, 1996, no cash and cash equivalents were on deposit with an affiliate of the General Partner or the Partnership.

5. REAL ESTATE INVESTMENTS

On December 1, 1987, the Partnership acquired the Property, a seven-story, 384-room, 287,965 square foot commercial hotel and nine-hole executive golf course located on a 26.3 acre site in the City of Manhattan Beach, Los Angeles County, California (the "City"). A 166,382 square foot, 600-space parking garage is also part of the Property. Construction of the Property was substantially completed in January 1987, and its final certificate of occupancy was issued on March 17, 1987. The land upon which the Property is situated was leased to the seller by the City pursuant to a ground lease (the "Ground Lease") entered into on March 1, 1983 for an initial term of 50 years. The term is renewable for successive periods of 25 and 24 years.

Minimum   ground  lease  payments  for  each  of  the  next  five  years  ending
December 31, and thereafter, are as follows:

                               1997                             $    400,000
                               1998                                  400,000
                               1999                                  400,000
                               2000                                  400,000
                               2001                                  400,000
                               Thereafter (cumulative)            12,466,667
                                                               -------------
                                    Total                      $  14,466,667
                                                               =============

In addition to the minimum ground lease payments, the lease provides for additional rents based upon percentages, ranging from 2.5% to 6.25%, as applied to the Hotel's various revenue. Percentage rent is only applicable to the extent that the total of such percentages exceeds the minimum annual rent. Such excess lease payments amounted to $335,756, $255,948 and $223,457 in 1996, 1995 and
1994, respectively.

The golf course is operated by a third party in accordance with an operating agreement entered into on December 12, 1986 which the Partnership assumed upon its purchase of the Hotel. The agreement has a term of 10 years and provides for rents payable to the Partnership ranging from 2% to 5% of gross revenues during the term of the agreement. The operating agreement provided for one five-year renewal option which the operator exercised in December 1996. Further, the operator has a right of first refusal to extend the operating lease another five years.

Effective December 31, 1996, the Partnership reclassified its real estate assets to "Property held for disposition" and wrote down the net book value of the Hotel by $4,797,429 to its estimated fair market value less costs to sell. The determination of the estimated fair market value of the Hotel was based upon the execution of a letter of intent by the Partnership to sell the Hotel. On March 20, 1997, the Partnership executed a letter of intent to sell the Hotel to a joint venture of Host Marriott Corporation and Interstate Hotels Corporation (the "Buyer") for a cash purchase price of $38,250,000. The Buyer has 30 days in which to complete its due diligence investigation of the Hotel, during which time the parties will attempt to negotiate and execute a formal purchase and sale contract (the "Contract"). The closing of the sale would be within 10 business days following the end of the due diligence period. Certain of the conditions and terms in the letter of intent are not legally binding and are subject to the execution of the Contract.

6. HOTEL MANAGEMENT AGREEMENT

The Partnership entered into a management agreement with Manhattan Beach Management Company (the "Management Company"), an affiliate of Interstate Hotels Corporation, to manage and operate the Hotel. The term of the agreement commenced on January 3, 1991 and continued through January 3, 1997. The agreement provides for management fees of 1.75% of gross revenues with an incentive fee calculated based upon a percentage, ranging from 10% to 17.5%, of operating profits in excess of $1,500,000. The Partnership is responsible for operating deficits and has committed to advance funds to the Hotel so as to maintain a cash level of $300,000. In March 1997, the Partnership and the Management Company extended the management agreement to January 2, 1998 on the existing terms.

7. RECONCILIATION OF FINANCIAL STATEMENT NET INCOME (LOSS) AND PARTNERS' CAPITAL TO FEDERAL INCOME TAX BASIS NET INCOME (LOSS) AND PARTNERS' CAPITAL

                                                                  1996                 1995              1994
                                                             -------------        -------------     --------------
Financial statement net income (loss)                        $  (4,306,925)       $     232,226     $     (245,012)
Tax basis depreciation over financial
     statement depreciation                                       (397,277)            (760,812)        (1,158,551)
Financial statement loss on write-down
     of real estate                                              4,797,429                   --                 --
Other                                                              166,811              (48,337)           (99,769)
                                                             -------------       --------------     --------------
     Federal income tax basis net income (loss)              $     260,038       $     (576,923)    $   (1,503,332)
                                                             =============       ==============     ==============
Financial statement partners' capital                        $  39,469,376       $   43,776,301     $   44,953,166
Current year financial statement net income
     (loss) (over) under federal income tax basis
     net income (loss)                                           4,566,963             (809,149)        (1,258,320)
Cumulative financial statement net income (loss)
     over federal income tax basis net income (loss)             4,527,225            5,336,374          6,594,694
                                                             -------------       --------------    ---------------
     Federal income tax basis partners' capital              $  48,563,564       $   48,303,526    $    50,289,540
                                                             =============       ==============    ===============

Because many types of transactions are susceptible to varying interpretations under Federal and State income tax laws and regulations, the amounts reported above may be subject to change at a later date upon final determination by the taxing authorities.

8. LITIGATION

As a result of the removal of the original tenants as operators of the Property and the termination of a number of equipment leasing arrangements previously entered into by the original tenants, a lawsuit related to the replacement of the telephone system was filed naming the Partnership, among others, as a defendant. The suit, entitled COMMUNICATION FACILITY MANAGEMENT CORPORATION ("CFMC") VS. MANHATTAN BEACH HOTEL PARTNERS, L.P., ET AL, was filed in June 1990 in Los Angeles Superior Court (the "Court"). On November 7, 1994, the Court executed a formal dismissal order. CFMC subsequently filed a motion to vacate the dismissal which was denied by the Court on February 28, 1995. On February 16, 1996, CFMC filed an application with the Court for an extension to file an appellant's opening brief. The Court granted the extension and CFMC had until April 10, 1996 to file an opening brief to appeal the suit. This matter has been successfully concluded since CFMC permitted the time period for the filing of the opening brief to expire.

                      Manhattan Beach Hotel Partners, L.P.
                                 Balance Sheets
                                  (unaudited)

                                                                             At June 30,
                                                                                1997
                                                                           --------------
Assets

Property held for disposition                                              $  36,800,000
Cash and cash equivalents                                                      3,430,061
Restricted cash                                                                  500,270
Accounts receivable                                                            1,240,004
Prepaid and other assets                                                         398,988
                                                                           -------------
       Total Assets                                                        $  42,369,323
                                                                           =============
Liabilities and Partners' Capital

Liabilities:
  Accounts payable and accrued liabilities                                 $   1,576,939
  Due to affiliates                                                               62,746
                                                                           -------------
     Total Liabilities                                                         1,639,685
                                                                           -------------
Partners' Capital (Deficit):
  General Partner                                                               (374,465)
  Limited Partners (6,975,000 limited partnership units
  authorized, issued and outstanding)                                         41,104,103
                                                                           -------------
     Total Partners' Capital                                                  40,729,638
                                                                           -------------
     Total Liabilities and Partners' Capital                               $  42,369,323
                                                                           =============

              See accompanying notes to the financial statements.

                      Manhattan Beach Hotel Partners, L.P.
                            Statements of Operations
                                  (unaudited)

                                                      Three months ended June 30,       Six months ended June 30,
                                                   ------------------------------   -----------------------------
                                                         1997             1996             1997            1996
                                                   ------------------------------   -----------------------------
Hotel Revenues:
Rooms                                              $  2,739,809     $  2,467,494    $  5,337,426    $  4,977,046
Food and beverage                                     1,501,054        1,210,081       2,625,456       2,281,997
Telephone                                               162,857          167,557         329,744         329,027
Other                                                    88,567           46,886         164,060          86,729
                                                   ------------     ------------    ------------    ------------
     Total Revenues                                   4,492,287        3,892,018       8,456,686       7,674,799
                                                   ------------     ------------    ------------    ------------
Departmental Expenses:
Rooms                                                   711,304          683,956       1,419,670       1,351,925
Food and beverage                                     1,058,029          941,300       1,991,978       1,844,311
Telephone                                                65,569           86,729         143,967         181,911
Other                                                    20,129           12,136          38,584          22,898
                                                   ------------     ------------    ------------    ------------
     Total Expenses                                   1,855,031        1,724,121       3,594,199       3,401,045
                                                   ------------     ------------    ------------    ------------
     Departmental Income                              2,637,256        2,167,897       4,862,487       4,273,754
                                                   ------------     ------------    ------------    ------------
Unallocated Partnership and
     Hotel Operating Expenses:
Advertising and sales                                   166,540          145,263         340,413         290,537
General and administrative:
         Hotel and other                                627,815          581,410       1,253,447       1,195,205
         Partnership                                    125,337          135,123         277,570         260,568
Utilities and maintenance                               285,264          281,621         556,334         555,583
Ground rent                                             209,892          184,474         399,879         365,252
Management fees                                         169,730          130,468         295,242         248,613
Property taxes                                          101,058           97,866         202,120         194,529
Operating leases                                         32,355           23,911          67,011          38,815
Depreciation and amortization                                --          459,050              --         908,623
Loss on property held for disposition                   106,981               --         271,785              --
                                                   ------------     ------------    ------------    ------------
                                                      1,824,972        2,039,186       3,663,801       4,057,725
                                                   ------------     ------------    ------------    ------------
     Operating Income                                   812,284          128,711       1,198,686         216,029
                                                   ------------     ------------    ------------    ------------
Other Income:
Interest income                                          32,744           36,036          58,011          74,886
Other income                                              2,430            1,190           3,565           1,950
                                                   ------------     ------------    ------------    ------------
                                                         35,174           37,226          61,576          76,836
                                                   ------------     ------------    ------------    ------------
     Net Income                                    $    847,458     $    165,937    $  1,260,262    $    292,865
                                                   ============     ============    ============    ============
Net Income Allocated:
To the General Partner                             $    847,458     $    165,937    $  1,260,262    $    292,865
To the Limited Partners                                      --               --              --              --
                                                   ------------     ------------    ------------    ------------
                                                   $    847,458     $    165,937    $  1,260,262    $    292,865
                                                   ============     ============    ============    ============
Net Income per limited partnership unit
    (6,975,000 outstanding)                        $         --     $         --    $         --    $         --
                                                   ============     ============    ============    ============

              See accompanying notes to the financial statements.

                      Manhattan Beach Hotel Partners, L.P.
                    Statement of Partners' Capital (Deficit)
                    For the six months ended June 30 , 1997
                                  (unaudited)

                                                                  General           Limited
                                                                  Partner          Partners            Total
                                                               -------------     -------------     -------------
Balance at December 31, 1996                                   $  (1,634,727)    $  41,104,103     $  39,469,376
Net income                                                         1,260,262                --         1,260,262
                                                               -------------     -------------     -------------
Balance at June 30, 1997                                       $    (374,465)    $  41,104,103     $  40,729,638
                                                               =============     =============     =============

                See accompanying notes to financial statements.
                                      -15-

                      Manhattan Beach Hotel Partners, L.P.
                            Statements of Cash Flows
                For the six months ended June 30, 1996 and 1995
                                  (unaudited)

                                                                                1997                     1996
                                                                            ------------            -------------
Cash Flows From Operating Activities:

Net income                                                                  $  1,260,262            $     292,865
Adjustments to reconcile net income to net cash
provided by operating activities:
   Depreciation and amortization                                                      --                  908,623
   Loss on property held for disposition                                         271,785                       --
   Increase (decrease) in cash arising from changes
     in operating assets and liabilities:
     Fundings of restricted cash                                                (358,826)                (378,032)
     Accounts receivable                                                         146,299                 (487,967)
     Prepaid and other assets                                                    (16,763)                (196,049)
     Accounts payable and accrued liabilities                                     27,653                 (117,721)
     Due to affiliates                                                              (749)                  84,776
                                                                            ------------            -------------
Net cash provided by operating activities                                      1,329,661                  106,495
                                                                            ------------            -------------
Cash Flows From Investing Activities:

Proceeds from restricted cash                                                    271,785                  379,059
Additions to real estate                                                        (271,785)                (379,059)
                                                                            ------------            -------------
Net cash used for investing activities                                                --                       --
                                                                            ------------            -------------
Cash Flows From Financing Activities:

Distributions                                                                         --              (1,409,091)
                                                                            ------------            ------------
Net cash used for financing activities                                                --              (1,409,091)
                                                                            ------------            ------------
Net increase (decrease) in cash and cash equivalents                           1,329,661              (1,302,596)
Cash and cash equivalents, beginning of period                                 2,100,400               4,414,032
                                                                            ------------            ------------
Cash and cash equivalents, end of period                                    $  3,430,061            $  3,111,436
                                                                            ============            ============

              See accompanying notes to the financial statements.
                                      -16-

                      Manhattan Beach Hotel Partners, L.P.
                       Notes to the Financial Statements
                                  (unaudited)

The unaudited interim financial statements should be read in conjunction with the Partnership's annual 1996 audited financial statements within Form 10-K.

The unaudited interim financial statements include all normal and recurring adjustments which are, in the opinion of management, necessary to present a fair statement of financial position as of June 30, 1997 and the results of operations for the three and six months ended June 30, 1997 and 1996, cash flows for the six months ended June 30, 1997 and 1996, and the statement of partners' capital (deficit) for the six months ended June 30, 1997. Results of operations for the periods are not necessarily indicative of the results to be expected for the full year.

The following significant events have occurred subsequent top fiscal year 1996, which require disclosure in this interim report per Regulation S-X, Rule 10-01, Paragraph (a)(5):

On March 20, 1997, the Partnership executed a letter of intent to sell the Radisson Plaza Hotel and Golf Course (the "Hotel") to a joint venture of Host Marriott Corporation and Interstate Hotels Corporation for a cash purchase price of $38,250,000, subject to closing adjustments (the "Marriott/Interstate Sale"). Interstate Hotels Corporation currently manages the Hotel and has done so with its wholly-owned subsidiary for more than five years. On July 15, 1997, the Partnership executed a formal purchase and sale contract with a partnership comprised of affiliates of Host Marriott Corporation and Interstate Hotels Corporation to sell the Hotel. It is currently anticipated that the closing of the Marriott/Interstate Sale will take place in August 1997, following the satisfaction of certain requirements to closing.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The unaudited Pro Forma Condensed Consolidated Statements of Operations of Host Marriott Corporation (the "Company") reflect the following transactions for the twenty-four weeks ended June 20, 1997 and the fiscal year ended January 3, 1997, as if such transactions had been completed on December 30, 1995:

* 1997 purchase of a controlling interest in the Manhattan Beach Hotel Partners, L.P.
*    1997  acquisition of the  outstanding  common stock of Forum Group,  Inc.
* 1997 acquisition of, or purchase of controlling interests in, seven full-service hotel properties and the completion of the acquisition of the New York Marriott Financial Center Hotel
*    July 1997 Senior Notes Offering (as defined below)
* March 1997 placement of a $90 million mortgage note secured by the Philadelphia Marriott Hotel
* March 1997 purchase of the $230 million in outstanding bonds secured by the San Francisco Marriott Hotel
* 1996 acquisition of, or purchase of controlling interests in, 23 full-service hotel properties and the purchase of the mortgage note secured by the New York Marriott Financial Center Hotel
*    December 1996 Convertible Preferred Securities Offering (as defined below)
* December 1996 repayment of the $109 million mortgage note secured by the Philadelphia Marriott Hotel
*    1996 sale/leaseback of 16 Courtyard properties
*    1996 sale/leaseback of 18 Residence Inns

The unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company as of June 20, 1997 reflects the purchase of a controlling interest in the Manhatan Beach Hotel Partners, L.P., the acquisition of the outstanding common stock of the Forum Group, Inc. and the July 1997 Senior Notes Offering (as defined below).

On August 15, 1997, the Company acquired a 75% controlling interest in a newly-formed limited partnership that acquired the 380-room Manhattan Beach Radisson Plaza in Manhattan Beach, California for approximately $38 million.

Also, during 1997, the Company acquired a controlling interest in Marriott Hotel Properties Limited Partnership which owns the Marriott Orlando World Center Hotel and a controlling interest in the Marriott Harbor Beach Resort. In addition, the Company acquired The Ritz-Carlton, Marina del Rey and controlling interests in the partnerships which own the Oklahoma City Waterford, the Hanover Marriott, the Norfolk Waterside Marriott and the Hartford/Farmington Marriott, respectively. In addition, the Company completed the acquisition of the New York Marriott Financial Center Hotel, after acquiring the mortgage note in late 1996. HMC Senior Communities, Inc., a wholly-owned subsidiary of the Company, completed the acquisition of the outstanding common stock of Forum Group, Inc., (the "Forum Group") from Marriott Senior Living Services, Inc., a subsidiary of Marriott International, Inc. The Company also obtained a new $90 million mortgage note secured by the Philadelphia Marriott Hotel and purchased $230 million of outstanding bonds secured by the San Francisco Marriott Hotel. HMH Properties, Inc., an indirect wholly-owned subsidiary of the Company completed the issuance of 8 7/8% senior notes for net proceeds of approximately $570 million on July 17, 1997 (the "July 1997 Senior Notes Offering").

During 1996, the Company acquired six full-service hotel properties and a controlling interest in 17 additional full-service hotel properties, and purchased the mortgage note secured by the New York Marriott Financial Center Hotel. Also during 1996, the Company sold and leased back 16 Courtyard properties and 18 Residence Inns. The Company completed the issuance of 11 million shares of Company-Obligated, Mandatorily-Redeemable Convertible Preferred Securities of a Subsidiary Trust for net proceeds of $530 million on December 2, 1996 (the "December 1996 Convertible Preferred Securities Offering"). The Company also repaid a mortgage note secured by the Philadelphia Marriott Hotel in December 1996.

The Pro Forma Condensed Consolidated Financial Data of the Company are unaudited and presented for informational purposes only and may not reflect the Company's future results of operations and financial position or what the results of operations and financial position of the Company would have been had such transactions occurred as of the dates indicated. The Pro Forma Condensed Consolidated Financial Data and Notes thereto should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included on Form 10-K for the fiscal year ended January 3, 1997 and on Form 10-Q for the quarter ended June 20, 1997.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 20, 1997
                                  (in millions)

                                                                                       Manhattan
                                                                                         Beach
                                                                                      Acquisition         Other         Pro
                                                                       Historical     Adjustments      Adjustments     Forma
                                                                       ----------     -----------      -----------     -----
                           ASSETS
                           ------
Property and Equipment, net.......................................     $   4,292      $        38 (A)  $       515 (C) $   4,845
Notes and Other Receivables.......................................           182               --               --           182
Due from Managers.................................................           105               --                5 (C)       110
Investments in Affiliates.........................................            11               --               --            11
Other Assets......................................................           228               --               10 (C)       268
                                                                                                                30 (D)
Cash and Cash Equivalents.........................................           509              (29)(A)         (196)(C)       854
                                                                                                               570 (D)
                                                                       ---------      -----------      -----------     ---------
                                                                       $   5,327      $         9      $       934     $   6,270
                                                                       =========      ===========      ===========     =========

         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------

Debt
   Senior notes issued by the company or its subsidiaries.........     $     985      $        --      $       600(D) $    1,585
   Mortgage debt..................................................         1,634               --              170(C)      1,804
   Other .........................................................            96               --              100(C)        196
                                                                       ---------      -----------      -----------     ---------
                                                                           2,715               --              870         3,585
Accounts Payable and Accrued Expenses.............................            51               --               --            51
Deferred Income Taxes.............................................           496               --               21(C)        517
Other Liabilities.................................................           340                9 (A)           43(C)        392
                                                                       ---------      -----------      -----------     ---------
   Total Liabilities..............................................         3,602                9              934         4,545
                                                                       ---------      -----------      -----------     ---------

Company-obligated Mandatorily Redeemable Convertible
   Preferred Securities of a Subsidiary Trust.....................           550               --               --           550
                                                                       ---------      -----------      -----------     ---------

Shareholders' Equity
   Common Stock...................................................           203               --               --           203
   Additional Paid-in Capital.....................................           936               --               --           936
   Retained Earnings..............................................            36               --               --            36
                                                                       ---------      -----------      -----------     ---------
   Total Shareholders' Equity.....................................         1,175               --               --         1,175
                                                                       ---------      -----------      -----------     ---------
                                                                       $   5,327      $         9      $       934     $   6,270
                                                                       =========      ===========      ===========     =========


     See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

                    HOST MARRIOTT CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   For the Twenty-Four Weeks Ended June 20, 1997
                    (in millions, except per share amounts)


                                                Manhattan
                                                  Beach
                                               Acquisition       Other        Pro
                                 Historical    Adjustments    Adjustments    Forma
                                 -----------  -------------  -------------  -------

Revenues
 Hotels.......................     $  512         $    3 (B)    $   9 (F)    $ 524
 Senior living communities....         --             --           33 (E)       33
 Other........................         10             --           --           10
                                   ------         ------        -----       ------
                                      522              3           42          567
                                   ------         ------        -----       ------
Operating costs and expenses
 Hotels.......................        291              2 (B)        4 (F)      297
 Senior living communities....         --             --           17 (E)       17
 Other........................         16             --           --           16
                                   ------         ------       ------       ------
                                      307              2           21          330
                                   ------         ------       ------       ------
Operating profit..............        215              1           21          237
Minority interest.............        (24)            --           (1)(F)      (25)
Corporate expenses............        (18)            --           (1)(E)      (19)
Interest expense..............       (122)            --          (10)(E)     (157)
                                                                   (2)(F)
                                                                  (26)(G)
                                                                   (2)(H)
                                                                    5 (I)
Dividends on Convertible
  Preferred Securities
  of a subsidiary trust.......        (17)            --           --          (17)
Interest income...............         22             (1)(B)       (4)(E)       13
                                                                   (1)(F)
                                                                   (3)(I)
                                   ------         ------       ------       ------
Income (loss) before income
  taxes and extraordinary
  item........................         56             --          (24)          32
Benefit (provision) for
  income taxes................        (24)            --            9 (N)      (15)
                                   ------         ------       ------       ------
Income (loss) before
  extraordinary item..........     $   32         $   --       $  (15)      $   17
                                   ======         ======       ======       ======
Income per common share
 before extraordinary
 item.........................     $  .16                                   $  .08
                                   ======                                   ======
Weighted average shares
 outstanding..................      202.6                                    202.6
                                   ======                                   ======




    See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    For the Fiscal Year Ended January 3, 1997
                     (in millions, except per share amounts)

                                            Manhattan
                                              Beach
                                           Acquisition        Other          Pro
                             Historical    Adjustments     Adjustments      Forma
                             -----------  -------------    ------------    -------

Revenues
 Hotels......................   $  717       $     4 (B)     $   116 (F)   $   949
                                                                 112 (J)
 Senior living communities....      --            --              68 (E)        68
 Other........................      15            --              (1)(J)        14
                                ------       -------         -------       -------
                                   732             4             295         1,031
                                ------       -------         -------       -------
Operating costs and expenses
 Hotels......................      461             3 (B)          52 (F)       575
                                                                  52 (J)
                                                                   7 (M)
 Senior living communities...       --            --              34 (E)        34
 Other.......................       38            --              --            38
                                ------       -------         -------       -------
                                   499             3             145           647
                                ------       -------         -------       -------
Operating profit.............      233             1             150           384
Minority interest............       (6)           --              (1)(E)       (25)
                                                                 (14)(F)
                                                                  (4)(J)
Corporate expenses...........      (43)           --              (1)(E)       (44)
Interest expense.............     (237)           --             (26)(E)      (345)
                                                                 (26)(F)
                                                                 (56)(G)
                                                                  (8)(H)
                                                                  23 (I)
                                                                 (22)(J)
                                                                   7 (L)
Dividends on Convertible
 Preferred Securities of
 a subsidiary trust..........       (3)           --             (34)(K)       (37)
Interest income..............       48            --               1 (E)        26
                                                                  (1)(J)
                                                                  (3)(F)
                                                                 (11)(I)
                                                                  (8)(J)
                                ------        -------        -------       -------
Income (loss) before
  income taxes...............       (8)            1             (34)          (41)
Benefit (provision) for
 income taxes................       (5)           --              14 (N)         9
                                ------        -------    -----------       -------
Net income (loss)............   $  (13)       $    1     $       (20)      $   (32)
                                ======        =======    ===========       =======
Loss per common share........   $ (.07)                                    $  (.17)
                                ======                                     =======
Weighted average shares
 outstanding.................    188.7                                       188.7
                                ======                                    =======


    See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                 FINANCIAL DATA

A. Represents the adjustments to record the 1997 acquisition of the Manhattan Beach Hotel Partners, L.P. as follows:

     - Record property and equipment of $38 million
     - Record use of cash of $29 million
     - Record minority interest liability of $9 million

B. Represents the adjustment to record the revenue, operating expenses and reduction of interest income for the acquisition of Manhattan Beach Hotel Partners, L.P. as if the acquisition occurred at the beginning of the applicable period.

C. Represents the adjustment to record the 1997 acquisition of the Forum Group, Inc. as follows:

     -    Record property and equipment of $515 million
     -    Record due from managers of $5 million
     -    Record other assets of $10 million
     -    Record the use of cash of $196 million
     -    Record debt of $270 million
     -    Record deferred taxes of $21 million
     -    Record other liabilities of $43 million

D. Represents the adjustment to record the July 1997 Senior Notes Offering as follows:

     -    Record proceeds of $570 million
     -    Record deferred financing fees of $30 million
     -    Record issuance of $600 million in senior notes

E. Represents the adjustment to record the revenue, operating expenses, interest expense, minority interest and interest income for the acquisition of the Forum Group, Inc., as if the acquisition occurred at the beginning of the applicable period.

F. Represents the adjustment to record the revenue, operating expenses, secured debt interest expense, minority interest and to reduce interest income for the 1997 acquisition of, or the purchase of controlling interests in, seven full-service hotel properties as if the acquisitions occurred at the beginning of the applicable period.

G. Represents the adjustment to record interest expense and amortization of deferred financing fees for the July 1997 Senior Notes Offering (as defined above).

H. Represents the adjustment to record interest expense for the $90 million mortgage loan (interest rate of 8.49%) obtained for the Philadelphia Marriott Hotel during the first quarter of 1997.

I. Represents the adjustment to reduce interest expense and interest income for the first quarter 1997 purchase of the $230 million of outstanding bonds secured by a first mortgage on the San Francisco Marriott Hotel.

J. Represents the adjustment to record revenue, operating expenses, secured debt interest expense and to reduce interest income for the 1996 acquisition of, or the purchase of controlling interests in, 23 full-service hotel properties and the purchase of the mortgage note secured by the New York Marriott Financial Center Hotel, as if they were added on December 30, 1995.

K. Represents the adjustment to record the quarterly dividend payments for the December 1996 Convertible Preferred Securities Offering, as if the offering had taken place on December 30, 1995.

L. Represents the adjustment to reduce interest expense for the fourth quarter 1996 repayment of a mortgage note secured by the Philadelphia Marriott Hotel.

M. Represents the net adjustment to eliminate the depreciation expense of $3 million and record the incremental lease expense of $10 million for the 1996 sale/leaseback of the 16 Courtyard properties and 18 Residence Inns.

N. Represents the income tax impact of pro forma adjustments at statutory rates.